Exhibit 99

[Eagle Bancorp, Inc. Logo Omitted]


PRESS RELEASE                                        EAGLE BANCORP, INC.
FOR IMMEDIATE RELEASE                                CONTACT:
                                                     Ronald D. Paul
January 15, 2004                                     (301) 986 1800


     EAGLE BANCORP, INC. ANNOUNCES YEAR END AND FOURTH QUARTER 2003 EARNINGS

BETHESDA, MD. Eagle Bancorp, Inc. (Nasdaq: EGBN), the parent company of EagleBank, announced net income of $3.22 million for the year ended December 31, 2003, compared to $2.67 million for the year ended December 31, 2002. Income for 2003 increased 21% over 2002, which is gratifying given the general pressure on margins attributable to historically low levels of interest rates. Net income for the fourth quarter of 2003 was $820 thousand, compared to $922 thousand for the fourth quarter of 2002. The lower reported earnings for the fourth quarter of 2003 compared to the fourth quarter of 2002 is a result of a number of factors including:

    o A credit loss provision which was $277 thousand higher in 2003 than in 2002. The larger provision was related to a significantly greater growth in loans of $32 million during the fourth quarter of 2003 than in the fourth quarter of 2002.
    o The 25 basis point reduction in interest rates by the Federal Reserve in June 2003.
    o Lower gains on the sale of investment securities ($311 thousand in 2003 vs. $337 thousand in 2002, before tax).

On a per share basis, net income was $0.82 per basic share and $0.77 per diluted share for the full year 2003, and $0.15 per basic and $0.15 per diluted share for the fourth quarter of 2003. Net income was $0.92 cents per basic and $0.86 cents per diluted share for the full year 2002, and $0.32 per basic and $0.30 per diluted share for the fourth quarter of 2002. Earnings per share were significantly impacted in the fourth quarter of 2003 and for the full year 2003 by the 85% increase in the number of outstanding shares following the completion of the Company's offering of approximately 2.4 million shares in August. The additional shares can be expected to have an adverse impact on earnings per share for a number of quarters until the capital can be leveraged and deployed in loans and other income producing assets other than low yielding, but highly liquid short term investment securities.

The Company reported total assets at December 31, 2003 of $443 million compared to $348 million at December 31, 2002, a 28% increase in 2003 over 2002. At December 31, 2003 deposits totaled approximately $336 million compared to $278 million at December 31, 2002, a 21% increase. For the year ended December 31, 2003, loans increased to $321 million from $242 million at December 31, 2002, a 32% increase. Of the increase in loans, $32 million or 41% occurred in the fourth quarter.

As management looks to 2004, it is expecting continued strong growth in loans. This activity, in addition to income realized from the investment of the offering proceeds in higher yielding investments, is expected to result in improved income gains for the year.

Asset growth from December 2002 to December 2003, $348 million to $443 million, includes a net increase of $20 million resulting from the stock offering. The Company raised $30 million in the offering and repaid the approximately $10 million balance on its line of credit, which was used to provide additional capital to the Bank during 2002 and 2003. The remaining increase of approximately $75 million results from a $47 million growth in core deposits and growth in non core non brokered certificates of deposit and short term borrowings. The Bank has also felt the effects of the recent rise in mortgage interest rates noting a moderate decline in balances maintained by real estate related deposits accounts. These declines have resulted in a lower growth rate in deposits than the Company has historically experienced. The Bank is investing in a new business development and sales diversification program which it expects will result in increased deposit growth in 2004.

As a part of its growth efforts, the Bank entered into lease agreements for two new branch offices during the fourth quarter. One office is on Rockville Pike in Montgomery County, which opened December 17, 2003, and a second is in the area of Dupont Circle/Connecticut Avenue in the District of Columbia. The District of Columbia location is expected to open at the beginning of the second quarter of 2004.

Leonard Abel, Chairman and Ronald Paul, President and CEO of Eagle Bancorp, Inc., are pleased with the 2003 results, reflecting an increase in income of 21% over 2002, and the success of the Company's stock offering. "We are confident that the investment we have made in personnel, equipment and new business development efforts during 2003, as well as our two new branches will result in an exciting 2004. We are also extremely pleased with the addition of $32 million in fourth quarter loan growth which will significantly benefit our 2004 earnings."

EagleBank commenced operations in July 1998. It presently has seven offices, six in Montgomery County, Maryland and one in the District of Columbia. EagleBank specializes in delivering full relationship banking to the business and professional communities.

FORWARD LOOKING STATEMENTS

This press release contains forward looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results are not necessarily indicative of future performance.

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